LOCK-UP/LEAK-OUT AGREEMENT

THIS LOCK-UP/LEAK-OUT AGREEMENT (the "Agreement") is made and entered into this 20th day of November 2008, between those individuals set forth on Schedule A attached hereto (each a "Shareholder" and, collectively, the "Shareholders") and Red Oak Concepts, Inc., a Nevada corporation (the "Company").

All capitalized terms not defined herein shall have the meanings ascribed to them in that certain Share Exchange Agreement dated the date hereof between the Company, on the one hand, and the holders of all of the outstanding shares of the capital stock of The Vinyl Fence Company, Inc., a California corporation ("TVFC"), on the other, pursuant to which the Company is acquiring all of the outstanding shares of TVFC capital stock from said holders in exchange for shares of the Company's common stock, par value $.0001 per share ("Common Stock").

RECITALS

WHEREAS, the Stockholders collectively owned all of the issued and outstanding shares of Common Stock prior to giving effect to the consummation of the transactions contemplated by the Share Exchange Agreement (the "Shares");

WHEREAS, as a material inducement to the holders of the TVFC capital stock to enter into the Share Exchange Agreement and as a condition precedent to the closing thereof, the Company and the Shareholders have agreed to enter into this Agreement and to restrict the sale, assignment, transfer, conveyance, hypothecation or alienation of the Shares, all on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Notwithstanding anything contained in this Agreement, each of the Shareholders may transfer such Shareholder’s shares of Common Stock to such Shareholder’s affiliates, spouse and lineal descendants (individually, a “Transferee”) for estate planning purposes, at such value as determined by such Shareholder to be appropriate, provided that the Transferee (or the legal representative of the Transferee) executes an agreement to be bound by all of the terms and conditions of this Agreement in connection with the resale of any Shares, in form and substance reasonably satisfactory to and to be executed by the Company. Transfers pursuant to this Section 1 shall not be subject to the requirements of Section 2. Upon completion of a transfer under this Section 1, the Transferee shall be a “Shareholder” under this Agreement for all purposes.

 2. Except as otherwise expressly provided herein, and except as the Shareholders may be otherwise restricted from selling Shares under applicable United States Federal or state securities laws, rules and regulations, the Shareholders may only sell Shares subject to the following conditions:

2.1. For the six months after the effective date of the registration statement filed with the Securities and Exchange Commission ("SEC") that registers the Shares under the Securities Act of 1933, as amended, the Shareholders may not sell, pledge, hypothecate, transfer, assign or in any other manner dispose of the Shares.

2.2. Upon the expiration of the six-month period described in subsection 2.1, above, for a period of thirty six months thereafter, each Shareholder shall be allowed to sell 1/36th of such Shareholder’s Shares during each month thereafter. Upon the expiration of said thirty-six month period, the Shareholders shall be entitled to sell or otherwise dispose of their Shares in any manner they see fit.

2.3. All Shares shall be sold on a non-cumulative basis, meaning that if a Shareholder did not sell all of the Shares such Shareholder was entitled to sell during a particular month, such Shareholder may not cumulate the unsold portion of that month's allotment to the next month's allotment, and so forth. Each Shareholder agrees that all sales will be made at no less than the best “asked” prices, and no sales will be made at the “bid” prices for the Shares.

2.4. Except as otherwise provided herein, all Shares shall be sold in “broker’s transactions” and each Shareholder will comply with the “manner of sale” requirements as those terms are defined in Rule 144 of the Securities and Exchange Commission during the Lock-Up/Leak-Out Period.

2.5. An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing the Shares, and the transfer records of the Company’s transfer agent shall reflect such appropriate restrictions.

2.6. Each Shareholder agrees that such Shareholder will not engage in any short selling of the Common Stock during the term of this Agreement.

3. Notwithstanding anything to the contrary set forth herein, the Company may, in its sole discretion, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock. Such waiver shall be applicable equally to all of the Shareholders, and upon issuance of such waiver all Shareholders shall be promptly notified of the waiver given and the time frame during which such waiver shall be effective. Any waiver shall be specific to the period described in the notice.

4. In the event of: (a) a completed tender offer to purchase all or substantially all of the Company’s issued and outstanding securities or (b) a merger, consolidation or other reorganization of the Company with or into an unaffiliated entity that results in a subsequent change in control of the Company, then this Agreement shall terminate as of the closing of such event and the Shares restricted pursuant hereto shall be released from such restrictions.

5. Except as otherwise provided in this Agreement or any other agreements between the parties, each Shareholder shall be entitled to exercise such Shareholder’s respective beneficial rights of ownership of such Shareholder’s Shares, including the right to vote such Shareholder’s Shares for any and all purposes.

6. The number of Shares that may be sold during any month by a Shareholder shall be appropriately adjusted should the Company declare a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its class of Common Stock.

7. If a Shareholder fails to fully adhere to the terms and conditions of this Agreement, then such Shareholder shall be liable to the Company for any damages suffered by reason of any such breach of the terms and conditions hereof. Each Shareholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by such Shareholder, that in addition to all other remedies that may be available in law or in equity to the Company, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring such Shareholder to perform such Shareholder’s obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company may suffer as a result of any breach or continuation thereof by such Shareholder. If the Company prevails in an action to enforce this Agreement, it shall be entitled to receive from a violating Shareholder reimbursement for all fees and expenses incurred in connection therewith, including reasonable fees of counsel.

8. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested or overnight courier by a nationally recognized courier service:

If to the Company:	The Vinyl Fence Company, Inc.
2210 South Richey Street
Santa Ana California 92705
Attn.: Mr. Gordon Knott
Facsimile No.: 714-210-8831

If to a Shareholder:	at addresses set forth for each Shareholder on Schedule A

All notices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

9. The resale restrictions on the Shares set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

10. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within said State; and the Company and each Shareholder agrees that any action based upon this Agreement may be brought in the United States and state courts of Orange County, California only, and each Shareholder submits to the jurisdiction of such courts for all purposes hereunder.

12. In the event of default hereunder, the non-defaulting parties shall be entitled to recover all fees and expenses incurred in connection with the enforcement of this Agreement, including reasonable fees of counsel.

13. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

RED OAK CONCEPTS, INC.

By:
Gordon Knott, President

SCHEDULE A
SHAREHOLDERS

Susan D. Zachmann (332,500 shares)
Address: 5357 Red Oak Drive, Coopersburg, PA 18036

Katherine J. Daniels (332,500 shares)
Address: 155 Birch Hollow Drive, Bordentown, NJ 08505-4243

Barbara Deadwiley (35,000 shares)
Address: PO Box 4485, Durango, CO 81302